Consent of Independent Registered Public Accounting Firm

The Board of Directors

Prudential Investment Portfolios 9:

We consent to the use of our reports dated December 20, 2013 with respect to Prudential Large Cap Core Equity Fund and Prudential International Real Estate Fund and our report dated December 23, 2013 with respect to Prudential Absolute Return Bond Fund, incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Other Service Providers” and “Financial Statements” in the statement of additional information.

New York, New York

January 31, 2014